Exhibit 3.2

AMENDED AND RESTATED BYLAWS

OF

CHRONOSCALE HOLDINGS CORPORATION

Effective as of July 1, 2026

ARTICLE I

Meetings of Stockholders

Section 1.1 Annual Meetings. If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date, time and place, if any, either within or without the State of Nevada, as may be designated by resolution or resolutions of the board of directors (the “Board of Directors”) of ChronoScale Holdings Corporation (as such name may be changed from time to time in accordance with applicable law, the “Corporation”). Any annual meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting.

Section 1.2 Special Meetings. Except as otherwise provided by or pursuant to the Corporation’s articles of incorporation (including any certificate filed with the Secretary of State of the State of Nevada establishing a series of preferred stock of the Corporation) (as the same may be amended, restated or amended and restated, from time to time, the “Articles of Incorporation”), special meetings of stockholders for any purpose or purposes may be called at any time solely and exclusively by the Board of Directors, the chairman of the Board of Directors (the “Chairman”) (or, if and to the extent expressly provided for in the Articles of Incorporation with respect to any series of preferred stock, by the holders of such series of preferred stock, acting pursuant to the terms applicable thereto). Except as provided in the foregoing sentence, special meetings of stockholders may not be called by any other person or persons. Any special meeting of stockholders may be postponed by action of the Board of Directors (or by the person calling such meeting, if other than the Board of Directors) at any time in advance of such meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 1.3 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by applicable law, the Articles of Incorporation or these Amended and Restated Bylaws (as the same may be further amended, restated or amended and restated, from time to time, these “Bylaws”), the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, as of the record date for determining the stockholders entitled to notice of the meeting.

Section 1.4 Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person or by proxy and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment or postponement is for more than sixty (60) days, the Board of Directors shall fix a new record date for such adjourned or postponed meeting in accordance with Section 1.8 of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 1.5 Quorum. Except as otherwise provided by applicable law, by or pursuant to the Articles of Incorporation or by these Bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum; provided, however, that for so long as Applied Digital Corporation, a Nevada corporation (“APLD”) Beneficially Owns (which, for purposes of these Bylaws, shall have the meaning ascribed thereto in Rule 13d-3 under the Exchange Act) more than fifty percent (50%) of such voting power, the presence in person or by proxy of the holders of at least two thirds (66 2/3%) in voting power of the then outstanding shares entitled to vote at the meeting shall be required to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these Bylaws until a quorum shall be present in person or represented by proxy. Shares of the Corporation’s capital stock shall neither be entitled to vote nor be counted for quorum purposes if such shares belong to (a) the Corporation, (b) to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly by the Corporation or (c) any other entity, if a majority of the voting power of such other entity is held, directly or indirectly by the Corporation or if such other entity is otherwise controlled, directly or indirectly, by the Corporation; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own capital stock, held by it in a fiduciary capacity.

Section 1.6 Organization. Meetings of stockholders shall be presided over by the Chairman of the Board of Directors, if any, or in his or her absence by the Chief Executive Officer, if any, or in his or her absence, by the President, if any, or in his or her absence, by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7 Voting; Proxies. Except as otherwise provided by or pursuant to the Articles of Incorporation, including any certificates of designation for any class of capital stock, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one (1) vote for each share of capital stock of the Corporation held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to consent to corporate action without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of directors (other than any Class/Series Directors) (as defined below) at which a quorum is present, a majority of the votes cast shall be sufficient to elect; provided, however, that any meeting of stockholders for the election of directors (other than any Class/Series Directors) at which a quorum is present, and one or more stockholders have (a) nominated one or more individuals for election to the Board of Directors in compliance with Section 1.13 of these Bylaws, such that the number of nominees for election to the Board of Directors exceeds the number of open seats, and (b) not withdrawn such Nomination or Nominations (as each is defined below) on or prior to the tenth (10th) day preceding the date the Corporation first gives notice of such meeting to stockholders, a plurality of the votes cast shall be sufficient to elect. When a quorum is present at any meeting of stockholders, all other elections, questions or business presented to the stockholders at such meeting shall be decided by the affirmative vote of a majority of votes cast with respect to any such election, question or business presented to the stockholders unless the election, question or business is one which, by express provision of the Articles of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, any regulation applicable to the Corporation or its securities or the laws of the State of Nevada, a vote of a different number or voting by class or series is required, in which case, such express provision shall govern. For purposes of this Section 1.7, a “majority of votes cast” means that the number of votes cast “for” a nominee, question or business exceeds the number of votes cast “against” such nominee, question or business.

Section 1.8 Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, or to consent to corporate action without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date for determining stockholders entitled to notice of or to vote at the meeting, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of a determination of stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, shall, unless otherwise required by applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting; and (b) in the case of a determination of stockholders entitled to consent to corporate action without a meeting, shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held; and (ii) the record date for determining stockholders entitled to consent to corporate action without a meeting, when no prior action of the Board of Directors is required by applicable law, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by applicable law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for the stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 1.8 at the adjourned meeting.

Section 1.9 Maintenance of List of Stockholders. The Corporation shall keep, at its principal office or with its custodian of records whose name and street address are available at the corporation’s registered office, a list, revised annually not later than 60 days after the date by which an annual list is required to be filed pursuant to Nevada Revised Statute 78.150, containing only the names, alphabetically arranged, of all persons who are stockholders of record of the Corporation, showing their places of residence, if known, and the number of shares held by them respectively. Such list shall be open to the inspection by any person who has been a stockholder of record of the Corporation for at least six (6) months immediately preceding the demand, or any person holding, or thereunto authorized in writing by the holders of, at least five percent (5%) of all of its outstanding shares, upon at least five (5) days’ written demand, including the affidavit required pursuant to Nevada Revised Statute 78.105. Absent manifest error or actual fraud, the stock ledger of the Corporation, as maintained by the Corporation or its designated transfer agent, shall conclusively determine the stockholders of record of the Corporation.

Section 1.10 Action By Consent in Lieu of Meeting. Notwithstanding anything to the contrary in these Bylaws, for so long as APLD Beneficially Owns more than fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law. At all other times, stockholder action shall be taken only at a duly called annual or special meeting of the stockholders and may not be taken by written consent.

Section 1.11 Inspectors of Election. The Corporation may, and shall if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the individual presiding over the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (b) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspectors may consider such information as is permitted by applicable law. No individual who is a candidate for an office at an election may serve as an inspector at such election.

Section 1.12 Conduct of Meetings. The date and time of the opening and the closing of the polls for each election, question or business upon which the stockholders will vote at a meeting of stockholders shall be announced at the meeting by the individual presiding over the meeting. Without limiting the foregoing, the presiding individual may impose reasonable time, topic and manner limitations on questions and comments to ensure orderly conduct and to confine discussion to matters properly before the meeting. If a stockholder proposal or nomination is determined to be procedurally deficient but the deficiency is reasonably curable, the Corporation shall provide prompt notice of such deficiency to the proponent, and the presiding individual may permit a brief recess or deferral to allow the proponent a reasonable opportunity to cure such deficiency before the polls close; proposals or nominations that remain deficient after such opportunity shall be disregarded. The Board of Directors may adopt (by resolution or resolutions thereof) such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the individual presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding individual, are appropriate for the proper conduct of the meeting of stockholders. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the individual presiding over the meeting of stockholders, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting of stockholders; (b) rules and procedures for maintaining order at the meeting of stockholders and the safety of those present; (c) limitations on attendance at or participation in the meeting of stockholders to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other individuals as the individual presiding over the meeting of stockholders shall determine; (d) restrictions on entry to the meeting of stockholders after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants in the meeting of stockholders. The Board of Directors or, in addition to making any other determinations that may be appropriate to the conduct of the meeting of stockholders, the individual presiding over any meeting of stockholders, in each case, shall have the power and duty to determine whether any election, question or business was or was not properly made, proposed or brought before the meeting of stockholders and therefore shall be disregarded and not be considered or transacted at the meeting, and, if the Board of Directors or the individual presiding over the meeting, as the case may be, determines that such election, question or business was not properly made, proposed or brought before the meeting of stockholders and shall be disregarded and not be considered or transacted at the meeting, the individual presiding over the meeting shall declare to the meeting that such election, question or business was not properly made, proposed or brought before the meeting and shall be disregarded and not be considered or transacted at the meeting, and any such election, question or business shall not be considered or transacted at the meeting. Unless and to the extent determined by the Board of Directors or the individual presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.13 Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(i)	Nominations of one or more individuals for election to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude nominations of one or more individuals for election as Class/Series Directors (as defined below)) (each, a “Nomination,” and more than one, “Nominations”) and the proposal of any question or business other than a Nomination or Nominations to be considered by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any question or business other than a Nomination or Nominations required by or pursuant to the Articles of Incorporation to be voted on solely and exclusively by the holders of any class (voting separately as a class) or series (voting separately as a series) of capital stock of the Corporation then outstanding) (collectively, “Business”) may be made at an annual meeting of stockholders only a. pursuant to the Corporation’s notice of meeting (or any supplement thereto), provided, however, that reference in the Corporation’s notice of meeting to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include a Nomination or Nominations, b. by or at the direction of the Board of Directors or c. by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the procedures set forth in this Section 1.13.

(ii)	For Nominations or Business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to Section 1.13(a)(i)(C) of these Bylaws, the stockholder must have given timely notice thereof in writing to the Secretary and any proposed Business must constitute a proper matter for stockholder action. The Corporation may notify the stockholder of any immaterial deficiencies in such notice, and the stockholder shall have five (5) business days following delivery of such notice (but in no event later than the second (2nd) business day prior to the meeting) to cure such immaterial deficiencies; material deficiencies or untimely notices shall not be subject to cure. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first (1st) anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of the stockholder’s notice as described above. The stockholder’s notice shall set forth: a. as to each Nomination to be made by such stockholder, (1) all information relating to the individual subject to such Nomination that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), without regard to the application of the Exchange Act to either the Nomination or the Corporation, (2) such individual’s written consent to being named in any proxy statement as a nominee and to serving as director if elected, (3) a description of any direct or indirect compensation or benefit (including, without limitation, indemnification and/or advancement rights) to which the individual subject to such Nomination may be entitled under any agreement, arrangement or understanding with any person other than the Corporation (including, without limitation, the amount of any such monetary compensation) in connection with such individual’s nomination or service as a director of the Corporation and (4) a description of any other material relationship or relationships between or among the individual subject to such Nomination and/or such individual’s affiliates and associates, on the one hand, and the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination or Nominations is/are made and/or such stockholder’s or beneficial owner’s respective affiliates and associates, or others acting in concert with such stockholder or beneficial owner or their respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder, beneficial owner, affiliate, associate or other person were the “registrant” for purposes of such rule and the individual subject to such Nomination was a director or officer of such registrant; b. as to the Business proposed by such stockholder, a brief description of the Business, the text of the proposed Business (including the text of any resolution or resolutions proposed for consideration and in the event that such Business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reason or reasons for conducting such Business at the meeting and any material interest or interests in such Business of such stockholder and of the beneficial owner, if any, on whose behalf the Business is proposed; and c. as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination, Nominations or Business is/are made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, if any, and any of their respective affiliates or associates or others acting in concert with them, (2) the class, series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, if any, (3) a representation that the stockholder is a holder of record of shares of capital stock of the Corporation entitled to vote at such meeting and such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to propose such Nomination, Nominations or Business and (4) a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver by proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the Business or elect the nominee or nominees subject to the Nomination or Nominations and/or (y) to otherwise solicit proxies from stockholders of the Corporation in support of such Nomination, Nominations or Business; provided, however, that if the Business is otherwise subject to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act (“Rule 14a-8”), the foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his, her or its intention to present such Business at an annual meeting of stockholders in compliance with Rule 14a-8, and such Business has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting of stockholders. The Corporation may require (1) any individual subject to a Nomination by a stockholder pursuant to Section 1.13(a)(i)(C) of these Bylaws to furnish such other information as the Corporation may reasonably require to determine the eligibility of such individual subject to such Nomination to serve as a director of the Corporation if elected and (2) the stockholder giving notice pursuant to Section 1.13(a)(i)(C) of these Bylaws to furnish such other information as the Corporation may reasonably require to demonstrate that any Business is a proper matter for stockholder action at an annual meeting of stockholders.

(iii)	Notwithstanding anything in the second sentence of Section 1.13(a)(ii) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any Class/Series Directors) at an annual meeting of stockholders is increased and there is no public announcement by the Corporation naming the nominees for election to the additional directorships at least one hundred (100) days prior to the first (1st) anniversary of the preceding year’s annual meeting of stockholders, a stockholder’s notice required by Section 1.13(a)(ii) of these Bylaws shall also be considered timely, but only with respect to nominees for election to such additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) Special Meetings of Stockholders. Only such Business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting (or any supplement thereto); provided, however, that reference therein to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include Nominations. Nominations may be made at a special meeting of stockholders at which one or more directors are to be elected by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any Class/Series Directors) pursuant to the Corporation’s notice of meeting (or any supplement thereto) as aforesaid (provided that the Board of Directors has determined that directors shall be elected at such meeting) (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 1.13(b) is delivered to the Secretary, who is entitled to vote at the special meeting and upon such election and who complies with the notice procedures set forth in this Section 1.13(b). In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any Class/Series Directors), any such stockholder entitled to vote in such election may make a Nomination or Nominations of one or more individuals (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting pursuant to this Section 1.13(b), if the stockholder’s notice setting forth the information required by Section 1.13(a)(ii) of these Bylaws shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of such special meeting and of the nominee(s) proposed by the Board of Directors to be elected at such special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 1.13(b).

(c) General.

(i)	Only individuals subject to a Nomination made in compliance with the procedures set forth in this Section 1.13 shall be eligible for election at an annual or special meeting of stockholders, and only such Business shall be conducted at an annual or special meeting of stockholders as shall have been brought before such meeting in accordance with the procedures set forth in this Section 1.13. Except as otherwise provided by applicable law, the Board of Directors or the individual presiding over an annual or special meeting of stockholders shall have the power and duty to determine whether (A) a Nomination or any Business proposed to be brought before the meeting was or was not made, proposed or brought, as the case may be, in accordance with the procedures set forth in this Section 1.13 and (B) any proposed Nomination, Nominations or Business shall be disregarded or that such Nomination, Nominations or Business shall not be considered or transacted at the meeting. Notwithstanding the foregoing provisions of this Section 1.13, if the stockholder (or a qualified representative of the stockholder) giving notice pursuant to Section 1.13(a)(i)(C) or Section 1.13(b) of these Bylaws does not appear at the annual or special meeting of stockholders to present a Nomination, Nominations or Business, such Nomination, Nominations or Business shall be disregarded and such Nomination, Nominations or Business shall not be considered or transacted at the meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(ii)	For purposes of this Section 1.13 and Section 1.14 of these Bylaws, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with or publicly furnished by the Corporation to the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) (or any successor thereto) of the Exchange Act.

(iii)	Nothing in this Section 1.13 shall be deemed to affect any (A) rights or obligations, if any, of stockholders with respect to inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (to the extent the Corporation or such proposals are subject to Rule 14a-8), (B) rights or obligations, if any, of stockholders with respect to the inclusion of a nominee in a universal proxy card pursuant to Rule 14a-19 (or any successor thereto) promulgated under the Exchange Act or (C) rights, if any, of the holders of any class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the Articles of Incorporation and then outstanding to, solely and exclusively, elect one or more directors (collectively, the “Class/Series Directors” and each, a “Class/Series Director”).

Section 1.14 Proxy Access.

(a) Nominations of Eligible Nominees. The Corporation shall include in its proxy statement and/or on its proxy card (collectively, “proxy materials”) for an annual meeting of stockholders the name of, and the Required Information (as defined below) relating to, any individual nominated for election to the Board of Directors who satisfies the eligibility requirements set forth in this Section 1.14 (an “Eligible Nominee” and more than one, the “Eligible Nominees”), who is nominated pursuant to a stockholder notice in compliance with Section 1.13(a)(i)(C) of these Bylaws, which notice also complies with Section 1.14(f) (a “Proxy Access Notice”) and is timely delivered pursuant to Section 1.14(g) of these Bylaws by a stockholder or a group of no more than twenty (20) stockholders (each, a “Holder” and collectively, “Holders”) who: (i) expressly elects or elect, as the case may be, at the date of delivery of the Proxy Access Notice pursuant to Section 1.14(g) of these Bylaws to have such Eligible Nominee included in the Corporation’s proxy materials; (ii) as of both the date of delivery of the Proxy Access Notice and the record date for determining stockholders entitled to vote at the annual meeting of stockholders, (A) owns of record, or is acting on behalf of one or more beneficial owners who own (in each case, as defined in Section 1.14(c) of these Bylaws), a number of shares that represents at least three percent (3%) in voting power of the then outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors (the “Required Shares”) and (B) has owned of record, or is acting on behalf of one or more beneficial owners who have owned (in each case, as defined in Section 1.14(c) of these Bylaws), continuously the Required Shares (as adjusted for any stock splits, stock dividends or similar events) for at least the three-year period preceding the date of delivery of the Proxy Access Notice, and must continue to hold the Required Shares through the date of the annual meeting; and (iii) satisfies the additional requirements set forth in this Section 1.14 (such Holder, or such group of Holders, collectively, an “Eligible Stockholder”). For the avoidance of doubt, in the event of a nomination by a group of Holders that together constitute an Eligible Stockholder, any and all requirements and obligations for an individual Eligible Stockholder set forth in this Section 1.14, including the minimum holding period, shall apply to each member of such group of Holders (each, a “Constituent Holder”); provided that the Required Shares shall be owned by such group of Holders in the aggregate. Should any Holder withdraw from a group of Holders constituting an Eligible Stockholder at any time prior to the annual meeting of stockholders, the remaining Holders shall be deemed to own only the shares owned by the remaining members of the group in determining if the group of Holders continues to constitute an Eligible Stockholder.

(b) Satisfying the Ownership Requirement. For purposes of satisfying the ownership requirement under Section 1.14(a) of these Bylaws: (i) the outstanding shares of capital stock of the Corporation owned by one or more Holders may be aggregated, provided that the number of Holders whose ownership of shares is aggregated for such purpose shall not exceed twenty (20); (ii) a group of investment funds under common management and investment control shall be treated as one Holder for the purpose of determining the aggregate number of Holders in Section 1.14(b)(i) of these Bylaws, provided that each such investment fund otherwise meets the requirements set forth in this Section 1.14; and (iii) two (2) or more persons that would be deemed to be beneficial owners of the same outstanding shares of capital stock of the Corporation under Rule 13d-3 (or any successor Rule) promulgated under the Exchange Act) shall be treated as one Holder for the purpose of determining the aggregate number of Holders in Section 1.14(b)(i) of these Bylaws.

(c) Determining Ownership. For purposes of this Section 1.14, a Holder “owns” only those outstanding shares of capital stock of the Corporation as to which the Holder possesses both: (i) the full voting and investment rights pertaining to such shares; and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares, provided that the number of shares calculated in accordance with Section 1.14(b)(i) and Section 1.14(b)(ii) of these Bylaws shall not include any shares (A) sold by such Holder or any of such Holder’s affiliates in any transaction that has not been settled or closed (including any short sale), (B) borrowed by such Holder or any of such Holder’s affiliates for any purpose or purchased by such Holder or any of such Holder’s affiliates pursuant to an agreement to resell or (C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Holder or any of such Holder’s affiliates, whether any such instrument or agreement is to be settled with shares of capital stock of the Corporation or with cash based on the notional amount or value of outstanding shares of capital stock of the Corporation, in any such case, which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such Holder’s or any of such Holder’s affiliates’ full right to vote or direct the voting of any such shares and/or (2) hedging, offsetting, or altering to any degree gain or loss arising from the full economic ownership of such shares by such Holder or such Holder’s affiliates.

A Holder “owns” outstanding shares of capital stock of the Corporation held in the name of a nominee or other intermediary so long as the Holder retains the right to instruct how such shares are voted with respect to the election of directors and possesses the full economic interest in such shares. A Holder’s ownership of shares of capital stock of the Corporation shall be deemed to continue during any period in which the Holder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the Holder. A Holder’s ownership of outstanding shares of capital stock of the Corporation shall be deemed to continue during any period in which the Holder has loaned such shares, provided that the Holder has the power to recall such loaned shares on no more than five (5) business days’ notice and recalls such loaned shares back to such Holder’s own possession not more than five (5) business days after being notified that such Holder’s Eligible Nominee will be included in the Corporation’s proxy material for the relevant annual meeting of stockholders and holds the recalled shares through date of such annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of capital stock of the Corporation are “owned” for purposes of this Section 1.14 shall be determined by the Board of Directors. For purposes of this Section 1.14, the terms “affiliate” or “affiliates” and “associate” or “associates” shall have the respective meanings ascribed thereto under the General Rules and Regulations promulgated under the Exchange Act.

(d) Limitations on Groups of Holders. No shares of capital stock of the Corporation may be attributed to more than one group of Holders constituting an Eligible Stockholder under this Section 1.14, and no Holder may be a member of more than one group of Holders constituting an Eligible Stockholder under this Section 1.14 per each annual meeting of stockholders.

(e) Required Information. For purposes of this Section 1.14, the “Required Information” that the Corporation shall include in its proxy statement is: (i) the information concerning the Eligible Nominee and the Eligible Stockholder that the Corporation determines is required to be disclosed in the Corporation’s proxy materials by the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder, not to exceed five-hundred (500) words, in support of such Eligible Stockholder’s Eligible Nominee, which must be delivered at the same time and in the same manner as the Proxy Access Notice for inclusion in the Corporation’s proxy materials for the annual meeting (the “Statement”). Notwithstanding anything to the contrary contained in this Section 1.14, the Corporation may omit from its proxy materials, or may require the Eligible Stockholder to supplement or correct, any information, including all or a portion of any Statement, if the Corporation believes: (A) such information is not true and correct in all material respects or omits to state a material statement necessary to make the statements therein not misleading; (B) such information directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; (C) the inclusion of such information would violate any applicable law, rule or regulation; or (D) the inclusion of such information would impose a material risk of liability to or upon the Corporation. Nothing in this Section 1.14 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements or other information relating to any Eligible Stockholder or Eligible Nominee.

(f) Information to be Set Forth in Proxy Access Notice. The Proxy Access Notice shall set forth the information required under Section 1.13(a)(ii)(A) and Section 1.13(a)(ii)(C) of these Bylaws with respect to the Eligible Stockholder and each Eligible Nominee, respectively, and, in addition, shall set forth or include the following: (i) a copy of the Schedule 14N that has been or is concurrently filed with the Securities and Exchange Commission under Rule 14a-18 promulgated under the Exchange Act; (ii) the details of any relationship not disclosed in the Schedule 14N that existed within the past three (3) years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N; (iii) the name and address of the Eligible Stockholder; (iv) an executed written agreement by the Eligible Stockholder addressed to the Corporation, setting forth the following additional agreements, representations, and warranties: (A) with respect to the Eligible Stockholder, a representation and warranty as to the number of outstanding shares of capital stock of the Corporation such Eligible Stockholder owns and has owned (as defined in Section 1.14(c) of these Bylaws) continuously for at least three (3) years as of the date of delivery of the Proxy Access Notice and an agreement to continue to own the Required Shares through the date of the annual meeting of stockholders, which statement shall also be included in the written statements set forth in Item 4 of the Schedule 14N filed by the Eligible Stockholder with the Securities and Exchange Commission, and a representation and warranty that such Eligible Stockholder intends to continue to satisfy the eligibility requirements described in this Section 1.14 of these Bylaws through the date of the annual meeting of stockholders; (B) the Eligible Stockholder’s agreement to provide (1) written statements from the record holder and intermediaries as required under Section 1.14(h) of these Bylaws verifying the Eligible Stockholder’s continuous ownership of the Required Shares, such statements to be delivered to the Corporation in the same manner as the Proxy Access Notice within five (5) business days after the date of delivery of the Proxy Access Notice and as of the business day immediately preceding the date of the annual meeting of stockholders and (2) immediate notice to the Corporation (in the same manner as the Proxy Access Notice) if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the annual meeting of stockholders; (C) the Eligible Stockholder’s representation and agreement that the Eligible Stockholder (and its respective affiliates and associates) (1) did not acquire the Required Shares with the intent to change or influence control of the Corporation, and does not presently have such intent, (2) has not nominated and will not nominate for election to the Board of Directors at the annual meeting of stockholders any individual other than the Eligible Nominee being nominated pursuant to this Section 1.14, (3) has not engaged and will not engage in a “solicitation,” and has not been and will not be a “participant” in another person’s “solicitation,” in each case, within the meaning of Rule 14a-1(l) (or any successor rule) promulgated under the Exchange Act, in support of the election of any individual as a director at the annual meeting of stockholders other than such Eligible Stockholder’s Eligible Nominee or a nominee of the Board of Directors and (4) will not distribute to any stockholder of the Corporation any form of proxy for the annual meeting of stockholders other than the form distributed by the Corporation; (D) the Eligible Stockholder’s agreement to (1) assume all liability stemming from any legal or regulatory violation arising out of any statements or communications made by the Eligible Stockholder to the Corporation, its stockholders or any other persons in connection with the nomination or election of directors, including, without limitation, the Proxy Access Notice, (2) indemnify and hold harmless (jointly, in the case of a group of Holders constituting an Eligible Stockholder) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including reasonable attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of the Eligible Stockholder’s actions, including the provision of any information in the Proxy Access Notice or any other communication by the Eligible Stockholder to or with the Corporation, in connection with any nomination submitted by the Eligible Stockholder pursuant to this Section 1.14, (3) in the event that any information in the Proxy Access Notice, or any other communication by the Eligible Stockholder to or with the Corporation, its stockholders or any other person in connection with the nomination or election (including, without limitation, the Statement) or the Eligible Nominee ceases to be true and correct in all material respects or omits to state a material fact necessary to make the statements made therein not misleading, or the Eligible Stockholder discovers that such person has failed to continue to satisfy the eligibility requirements described in this Section 1.14, promptly (and in any event within forty-eight (48) hours of discovering such misstatement, omission or failure to satisfy eligibility) notify the Corporation (in the same manner as the Proxy Access Notice) and any other recipient of such misstatement or omission and of the information required to correct the misstatement or omission, or of such failure to satisfy eligibility, (4) comply with all other applicable laws and regulations applicable to the Eligible Stockholder in connection with any solicitation in connection with the annual meeting of stockholders, (5) file all materials described in Section 1.14(h)(iii) of these Bylaws with the Securities and Exchange Commission, regardless of whether any such filing is required under Regulation 14A promulgated under the Exchange Act or whether any exemption from filing is available for such materials under Regulation 14A and (6) provide to the Corporation (in the same manner as the Proxy Access Notice) prior to the annual meeting of stockholders such additional information as may be reasonably requested by the Corporation in order for the Corporation to comply with its disclosure obligations under applicable law, determine the Eligible Stockholder’s satisfaction of the requirements of this Section 1.14 and ascertain the Eligible Nominee’s eligibility for nomination pursuant to this Section 1.14; (E) with respect to each Eligible Nominee, (1) a list of all positions held by such Eligible Nominee as an officer or director of any competitor (as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended (the “Clayton Act”)) of the Corporation or any of its subsidiaries within the three (3) years preceding the date of delivery of the Proxy Access Notice, (2) a completed and signed questionnaire, representation and agreement and any additional information, in each case, required by Section 1.14(i) of these Bylaws, (3) such Eligible Nominee’s written consent to being named in any proxy statement as a nominee and to serving as a director of the Corporation if elected; and (F) in the case of a nomination by a group of Holders that together constitute an Eligible Stockholder, the designation by each Constituent Holder of a lead Constituent Holder that is authorized to act on behalf of each such Constituent Holders with respect to the nomination of the Eligible Nominee and matters related thereto, including any withdrawal of the nomination of the Eligible Nominee.

The information and documents required by this Section 1.14(f) shall be: (i) provided with respect to and executed by each Constituent Holder; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of an Eligible Nominee or Constituent Holder that is an entity. The Proxy Access Notice shall be deemed delivered on the date on which all of the information and documents referred to in this Section 1.14(f) (other than such information and documents contemplated to be delivered after the date the Proxy Access Notice is delivered) have been delivered to the Secretary at the principal executive offices of the Corporation.

(g) Delivery of Proxy Access Notice. To be timely under this Section 1.14, the Proxy Access Notice must be delivered to the Secretary at the principal executive offices of the Corporation within the time period described in the second sentence of Section 1.13(a)(ii) of these Bylaws. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the delivery of the Proxy Access Notice as described above.

(h) Eligible Stockholder Obligations. An Eligible Stockholder must: (i) within five (5) business days after the date of delivery of the Proxy Access Notice, and on the last business day immediately prior to the date of the annual meeting of stockholders, provide to the Corporation (in the same manner as the Proxy Access Notice) one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case, during the requisite three-year holding period, verifying that the Eligible Stockholder owns, and has owned continuously for the preceding three (3) years, the Required Shares; (ii) include in the written statements provided pursuant to Item 4 of Schedule 14N filed with the Securities and Exchange Commission a statement certifying that such Eligible Stockholder owns and continuously has owned (as defined in Section 1.14(c)) the Required Shares for at least three (3) years; (iii) file with the Securities and Exchange Commission any solicitation or other communication relating to the annual meeting of stockholders at which any Eligible Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A promulgated under the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A; and (iv) as to any group of investment funds whose shares are aggregated for purposes of constituting an Eligible Stockholder, within five (5) business days after the date of delivery of the Proxy Access Notice, provide documentation reasonably satisfactory to the Corporation that demonstrates that the funds are under common management and investment control.

(i) Eligible Nominee Obligations. To be eligible to be an individual nominated for election to the Board of Directors by an Eligible Stockholder pursuant to this Section 1.14, an Eligible Nominee must complete and deliver (within the time period specified in Section 1.14(g) of these Bylaws for delivery of the Proxy Access Notice) to the Corporation (in the same manner as the Proxy Access Notice), a written questionnaire providing information with respect to the background, experience and qualifications of such individual, together with a written representation and agreement of such individual with respect to the matters described in Section 1.13(b)(ii)(A) of these Bylaws. At the request of the Corporation, the Eligible Nominee must promptly, but in any event within five (5) business days of such request, submit to the Corporation (in the same manner as the Proxy Access Notice) any additional completed and signed questionnaires required of the Corporation’s directors and provide to the Corporation such other information as the Corporation may reasonably request in order for the Corporation to comply with its disclosure obligations under applicable law or, as of the date of delivery of the Proxy Access Notice or a date subsequent thereto, determine whether the Eligible Stockholder satisfies the requirements of this Section 1.14 or ascertain whether the Eligible Nominee is eligible for nomination pursuant to this Section 1.14. The Corporation may request such additional information as necessary to permit the Board of Directors to determine if the Eligible Nominee is qualified and suitable to serve as a director of the Corporation, eligible to serve as an “independent director” or “audit committee financial expert” of the Corporation under applicable law, the rules or regulations of any stock exchange applicable to the Corporation, any regulation applicable to the Corporation or its securities, or any publicly disclosed corporate governance guideline or committee charter of the Corporation, and such other information as could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Eligible Nominee. If the Eligible Nominee fails to furnish such requested information prior to the last date on which a Proxy Access Notice would be timely pursuant to Section 1.14(g), the nomination of such Eligible Nominee shall not be considered made in compliance with this Section 1.14, the Corporation may omit from its proxy materials such Eligible Nominee, and such nomination shall be disregarded and not be considered at the annual meeting of stockholders before which such nomination is proposed to be brought, notwithstanding that proxies in respect of such vote or such Eligible Nominee may have been received by the Corporation.

(j) Omission of Eligible Nominee from Proxy Materials. Notwithstanding anything to the contrary contained in this Section 1.14, the Corporation may omit from its proxy materials any Eligible Nominee, and the nomination of such Eligible Nominee shall be disregarded and not be considered at the annual meeting of stockholders before which such nomination is proposed to be brought, notwithstanding that proxies in respect of such vote or such Eligible Nominee may have been received by the Corporation, and the Eligible Stockholder may not, after the last date on which a Proxy Access Notice would be timely, cure in any way any defect preventing the nomination of the Eligible Nominee, if: (i) the Secretary receives notice pursuant to Section 1.13(a)(i)(C) of these Bylaws that a stockholder intends to nominate one or more individuals for election to the Board of Directors, which stockholder does not elect to have such stockholder’s nominee(s) included in the Corporation’s proxy materials pursuant to this Section 1.14; (ii) the Eligible Stockholder has engaged in (A) an exempt solicitation as described in Rule 14a-2(b) promulgated under the Exchange Act or (B) any communication, as described in Rule 14a-1(l)(2)(iv) promulgated under the Exchange Act, stating how the Eligible Stockholder intends to vote at the annual meeting of stockholders and the reasons therefor (in each case, other than with respect to such Eligible Stockholder’s Eligible Nominee(s) or any nominee(s) of the Board of Directors); (iii) (A) the Eligible Stockholder fails to include in the Proxy Access Notice or otherwise provide to the Corporation, or the Eligible Nominee fails to include in the written questionnaire, representation or agreement required by Section 1.14(i) of these Bylaws or otherwise provide to the Corporation (in each case, within the time period specified in Section 1.14(g) of these Bylaws for delivery of the Proxy Access Notice), all information required to be provided pursuant to this Section 1.14 in connection with the nomination of the Eligible Nominee, or the Eligible Stockholder or the Eligible Nominee otherwise breaches or fails to comply in any material respect with the Eligible Stockholder’s or Eligible Nominee’s, as applicable, obligations or agreements set forth in this Section 1.14, (B) the Eligible Stockholder has made representations and warranties or provided other information to the Corporation in connection with the nomination of the Eligible Nominee (including, without limitation, in the Proxy Access Notice) that was untrue, or ceases to be true, in any material respect or omitted, or omits, to state a material fact necessary to make the statements made therein not misleading, (C) the Eligible Nominee withdraws his or her written consent to being named in any proxy statement and to serving as a director of the Corporation if elected or becomes unwilling or unable to serve on the Board of Directors or (D) any material violation or breach occurs of any of the obligations, agreements, representations or warranties of the Eligible Nominee set forth in or required by this Section 1.14; (iv) the Eligible Stockholder withdraws such Eligible Stockholder’s nomination of the Eligible Nominee; (v) such Eligible Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the Articles of Incorporation, these Bylaws or any applicable law, the rules or regulations of any stock exchange applicable to the Corporation, any regulation applicable to the Corporation or its securities, or any publicly disclosed corporate governance guideline or committee charter of the Corporation; or (vi) the Eligible Nominee (A) is not “independent” under the rules or regulations of any stock exchange applicable to the Corporation, any regulation applicable to the Corporation or its securities, or any publicly disclosed corporate governance guideline or committee charter of the Corporation, (B) does not qualify as a “non-employee director” under Rule 16b-3 (or any successor Rule) promulgated under the Exchange Act, in each case, as determined by the Board of Directors, (C) is or has been, within the past three (3) years, an officer or director of a competitor (as defined in Section 8 of the Clayton Act) of the Corporation or any of its subsidiaries, (D) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past ten (10) years or (E) is or has been subject to any order, judgement, decree, event or circumstance specified in Rule 506(d)(1) (or any successor Rule) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), such that the exemption under Rule 506 (or any successor rule) would be unavailable to the Corporation were the Eligible Nominee a member of the Board of Directors.

(k) Nomination Not Made in Compliance with this Section 1.14. Notwithstanding anything to the contrary contained in this Section 1.14, the nomination of an Eligible Nominee shall not be considered made in compliance with this Section 1.14, and such nomination shall be disregarded and not be considered at the annual meeting of stockholders before which such nomination is proposed to be brought, notwithstanding that proxies in respect of such vote or such Eligible Nominee may have been received by the Corporation, if: (i) the Eligible Stockholder has failed to continue to satisfy the eligibility requirements described in this Section 1.14; (ii) the Eligible Stockholder or the designated lead Constituent Holder, as the case may be, or any qualified representative thereof, does not appear at the annual meeting of stockholders before which such nomination is proposed to be brought to present the nomination of the Eligible Nominee submitted pursuant to this Section 1.14; (iii) the Eligible Nominee becomes unwilling or unable to serve on the Board of Directors; or (iv) the Eligible Stockholder withdraws such Eligible Stockholder’s nomination of the Eligible Nominee.

(l) Impermissible Activities. Notwithstanding anything to the contrary contained in this Section 1.14, the Corporation shall not be required to include in its proxy materials any Eligible Nominee pursuant to this Section 1.14, the nomination of an Eligible Nominee shall not be considered made in compliance with this Section 1.14, such nomination shall be disregarded and not be considered at the annual meeting of stockholders before which such nomination is proposed to be brought, notwithstanding that proxies in respect of such vote or such Eligible Nominee may have been received by the Corporation, and no stockholder who submits a nomination of an Eligible Nominee shall be deemed to constitute an Eligible Stockholder for purposes of this Section 1.14, if such Eligible Nominee or nominating stockholder, as the case may be, at any time during the three (3)-year period immediately preceding the date of delivery of the Proxy Access Notice for such nomination or at any time prior to the annual meeting of stockholders, directly or indirectly, whether through an affiliate, associate or other intermediary, has initiated, financially sponsored, supported or otherwise actively participated in any initiative, campaign or other process seeking to (i) advance any agenda that is not directly related to the enhancement of stockholder value or (ii) restrict, eliminate or declare unlawful any business or operation of the Corporation or any of its subsidiaries that has generated revenue, positive earnings and/or net income in at least one (1) fiscal quarter in the trailing four (4) fiscal quarters, as disclosed in the most recent earnings press release or periodic report (on Form 10-Q or Form 10-K, as the case may be) filed by the Corporation with the Securities and Exchange Commission immediately preceding the date of delivery of such Proxy Access Notice.

(m) Maximum Number of Eligible Nominees. Notwithstanding the other provisions of this Section 1.14, the number of Eligible Nominees appearing in the Corporation’s proxy materials with respect to an annual meeting of stockholders (including any Eligible Nominee whose name was submitted for inclusion in the Corporation’s proxy materials but who is nominated by the Board of Directors as a Board of Directors nominee), together with any nominees who were previously elected to the Board of Directors as Eligible Nominees at any of the preceding two (2) annual meetings of stockholders and who are re-nominated for election at such annual meeting of stockholders by the Board of Directors and any Eligible Nominee who was qualified for inclusion in the Corporation’s proxy materials but whose nomination is subsequently withdrawn, shall not exceed (the “Maximum Number”) the greater of (i) two (2) or (ii) twenty-five percent (25%) of the number of directors in office as of the last date on which a Proxy Access Notice may be delivered pursuant to Section 1.14(g) of these Bylaws with respect to such annual meeting of stockholders, or if such amount is not a whole number, the closest whole number below twenty-five percent (25%). In the event that the number of Eligible Nominees submitted by Eligible Stockholders pursuant to this Section 1.14 exceeds this Maximum Number, each Eligible Stockholder will select one (1) Eligible Nominee for inclusion in the Corporation’s proxy materials until the Maximum Number is reached, going in order of the number (largest to smallest) of outstanding shares of capital stock of the Corporation each Eligible Stockholder disclosed as owned in such Eligible Stockholder’s respective Proxy Access Notice delivered to the Corporation. If the Maximum Number is not reached after each Eligible Stockholder has selected one (1) Eligible Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Maximum Number is reached. In the event that one or more vacancies occurs on the Board of Directors resulting from the death, resignation, disqualification, removal or other cause after the deadline set forth in Section 1.14(g) of these Bylaws, but before the date of the annual meeting of stockholders, and the Board of Directors resolves to reduce the number of directors constituting the Board of Directors in connection therewith, the Maximum Number shall be calculated based on such reduced number of directors.

(n) Ineligible Nominees. Any Eligible Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at such annual meeting of stockholders or (ii) does not receive at least twenty five percent (25%) of the votes cast in favor of the Eligible Nominee’s election at such annual meeting of stockholders, will be ineligible to be an Eligible Nominee pursuant to this Section 1.14 for the next two (2) annual meetings of stockholders.

(o) Section 1.14 Exclusive. This Section 1.14 provides the exclusive method for a stockholder or group of stockholders to include nominees for election to the Board of Directors in the Corporation’s proxy materials.

(p) Determinations. Except as otherwise provided by applicable law, the Articles of Incorporation, or this Section 1.14, the Board of Directors shall have the power and duty to determine whether this Section 1.14 or any of the representations, warranties and covenants contained in this Section 1.14 or required by this Section 1.14 have been complied with.

Section 1.15 Acquisition of Controlling Interests. Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes (the “Acquisition of Controlling Interest Statute”) shall apply to the Corporation beginning on the effective date, first hereinabove stated, of these Bylaws (the “Effective Date”); provided, however, that the Acquisition of Controlling Interest Statute shall not apply to APLD and its subsidiaries (each, an “Exempt Control Share Holder”), and shall not apply to any future acquisition of any controlling interest (at or above any threshold enumerated by the Acquisition of Controlling Interest Statute) by (i) any such Exempt Control Share Holder, or (ii) any trust or estate planning vehicle for the sole benefit of an Exempt Control Share Holder. Terms used but not otherwise defined in this Section 1.15, but defined in the Acquisition of Controlling Interest Statute, shall have the meanings provided therein.

ARTICLE II

Board of Directors

Section 2.1 Number; Qualifications. Except as otherwise provided by or pursuant to the Articles of Incorporation, the Board of Directors shall consist of one (1) or more members, the number thereof to be determined from time to time by resolution or resolutions of the Board of Directors. Directors need not be stockholders.

Section 2.2 Resignation; Vacancies and Newly Created Directorships. Any director may resign at any time upon notice to the Corporation. Subject to the rights, if any, of the holders of any class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the Articles of Incorporation and then outstanding, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal or other cause, shall be filled solely and exclusively by a majority vote of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 2.3 Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Nevada and at such times as the Board of Directors may from time to time determine.

Section 2.4 Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Nevada whenever called by the Chairman of the Board of Directors, the Chief Executive Officer, the President or any two (2) members of the Board of Directors. Notice of a special meeting of the Board of Directors shall be given by the Secretary or at the direction of the person or persons calling the meeting (a) in the case of notice delivered by U.S. mail, postage prepared, at least five (5) days before the special meeting, and (b) in the case of notice delivered by courier service, personal delivery or electronic transmission, at least forty-eight (48) hours before the special meeting.

Section 2.5 Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all individuals participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.5 shall constitute presence in person at such meeting.

Section 2.6 Quorum; Vote Required for Action. At all meetings of the Board of Directors the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the Articles of Incorporation, these Bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Notwithstanding the foregoing, for so long as there are at least two (2) APLD designees then serving on the Board of Directors, the presence of at least one (1) such APLD designee shall be required to constitute a quorum of the Board of Directors.

Section 2.7 Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, if any, or in the absence of the Chairman of the Board of Directors, by the Chief Executive Officer, if any, or in the absence of the Chief Executive Officer, by the President, if any, or in the absence of the President, by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in the absence of the Secretary, the chairperson of the meeting may appoint any individual to act as secretary of the meeting.

Section 2.8 Action by Unanimous Consent of Directors. Unless otherwise restricted by or pursuant to the Articles of Incorporation or by these Bylaws, (a) any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and (b) a consent may be documented, signed and delivered in any manner permitted by Chapters 75, 78, 92A or 720 of the Nevada Revised Statutes, as applicable. After action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

ARTICLE III

Committees

Section 3.1 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more natural persons, including at least one of whom is a director of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in the resolution of the Board of Directors or these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Section 3.2 Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws.

ARTICLE IV

Officers

Section 4.1 Officers; Election; Qualifications; Term of Office, Resignation; Removal; Vacancies. The Board of Directors shall elect a Chief Executive Officer, a President, a Treasurer, a Chief Financial Officer, and a Secretary, and may choose a Chairman of the Board of Directors from among its members. Any two or more offices may be held by the same person. The Board of Directors may also elect a Chief Operating Officer, one or more Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Except as otherwise provided by or pursuant to the Articles of Incorporation, the Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 4.2 Powers and Duties of Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed in these Bylaws or a resolution or resolutions of the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 4.3 Chairman of the Board of Directors. The Chairman of the Board of Directors, if any, shall have the power and duty to confer with the Chief Executive Officer and/or the President on matters of general policy affecting the day-to-day management of the Corporation’s business and preside at all meetings of the Board of Directors.

Section 4.4 Chief Executive Officer. The Chief Executive Officer shall, subject to the direction of the Board of Directors, have general charge of the Corporation’s business and day-to-day management and shall have the power and duty to supervise the Corporation’s other officers, see that all resolutions and orders of the Board of Directors are carried into effect, preside at all meetings of the stockholders and, in the absence of the Chairman of the Board of Directors, if any, preside at all meetings of the Board of Directors.

Section 4.5 President. The President shall, in the absence of the Chief Executive Officer, subject to the direction of the Board of Directors, have general charge of the Corporation’s business and day-to-day management and shall have the power and duty to supervise the Corporation’s other officers, see that all resolutions and orders of the Board of Directors are carried into effect, preside at all meetings of the stockholders and, in the absence of the Chairman of the Board of Directors, if any, or the Chief Executive Officer, if any, preside at all meetings of the Board of Directors.

Section 4.6 Chief Financial Officer. The Chief Financial Officer shall, under the direction of the Chief Executive Officer, if any, or in the absence of the Chief Executive Officer, the President, have the power and duty to oversee all financial and accounting matters of the Corporation, including maintaining custody of the Corporation’s funds and securities and depositing, investing and disbursing the Corporation’s funds, and shall have such additional powers and duties as the Chief Executive Officer, if any, or in the absence of the Chief Executive Officer, the President assigns.

Section 4.7 Chief Operating Officer. The Chief Operating Officer shall, under the direction of the Chief Executive Officer, if any, or in the absence of the Chief Executive Officer, the President, have the power and duty to oversee the Corporation’s day-to-day business operations and shall have such additional powers and duties as the Chief Executive Officer, if any, or in the absence of the Chief Executive Officer, the President assigns.

Section 4.8 Vice Presidents. A Vice President, if one is elected, or, if there is more than one, the Vice Presidents, shall have the power and duty to assist the Chief Executive Officer, if any, or in the absence of the Chief Executive Officer, the President, as he or she directs in the management of the Corporation’s business and the implementation of resolutions and orders of the Board of Directors. If there is more than one Vice President, the Board of Directors may give them titles that are descriptive of their respective functions or indicative of their relative seniority. In the event of the absence or inability to act of the Chief Executive Officer, if any, or in the absence of the Chief Executive Officer, the President, if any, or in the absence of the President, the Vice Presidents, or if there is more than one, the Vice Presidents in the order of their seniority as indicated by their titles or as otherwise determined by the Board of Directors, shall have the power and duty to perform the duties of the Chief Executive Officer or President, as applicable. A Vice President shall have such additional powers and duties as the Chief Executive Officer, if any, or in the absence of the Chief Executive Officer, the President assigns.

Section 4.9 Secretary. The Secretary shall have custody of the Corporation’s corporate records and shall have the power and duty to send all notices to stockholders and directors required by applicable law, the Articles of Incorporation or these Bylaws and record all proceedings of meetings of the stockholders and the Board of Directors. The Secretary shall have the power to certify copies of these Bylaws, resolutions of the stockholders and the Board of Directors or any committee thereof and other documents of the Corporation as true and correct and shall have such additional powers and duties as the Chief Executive Officer, if any, or in the absence of the Chief Executive Officer, the President assigns.

Section 4.10 Assistant Officers. An Assistant Treasurer or Assistant Secretary (or if more than one is elected, the Assistant Treasurers and Assistant Secretaries in the order determined by the Board of Directors) shall, in the absence of the Treasurer, if any, or in the absence of the Secretary, if any, have the powers and duties of the Treasurer or the Secretary, respectively, and shall have such additional powers and duties as the Chief Executive Officer, if any, or in the absence of the Chief Executive Officer, the President assigns.

ARTICLE V

Stock

Section 5.1 Book Entry. The shares of the Corporation shall be uncertificated shares and shall be evidenced by a book-entry system maintained by the registrar of such shares, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its capital stock may be represented by certificates. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Chapter 78 of the Nevada Revised Statutes.

ARTICLE VI

Indemnification

Section 6.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any individual (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence or Section 6.2 of these Bylaws, except as otherwise provided in Section 6.3 of these Bylaws, the Corporation shall be required to indemnify a Covered Person or pay expenses in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors.

Section 6.2 Prepayment of Expenses. The Corporation shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending or otherwise participating in any proceeding as they are incurred and in advance of its final disposition, except as provided in the final sentence of Section 6.1 of these Bylaws; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by or on behalf of the Covered Person to repay the amounts advanced if it is ultimately determined by a court of competent jurisdiction that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.

Section 6.3 Claims. If (a) a claim for indemnification (following the final disposition of such proceeding) under Section 6.1 of these Bylaws is not paid in full within sixty (60) days after a written claim therefor by the Covered Person has been received by the Corporation or (b) a claim for advancement of expenses under Section 6.2 of these Bylaws is not paid in full within twenty (20) days after a written claim therefor by the Covered Person has been received by the Corporation, as applicable, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including attorneys’ fees) of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law. In any such action to enforce a claim for indemnification under Section 6.1 of these Bylaws, neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the Nevada Revised Statutes, nor an actual determination by the Corporation that the Covered Person has not met such applicable standard of conduct, shall create a presumption that the Covered Person has not met such applicable standard of conduct.

Section 6.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.5 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

Section 6.6 Amendment or Repeal. Any amendment, repeal, modification or elimination of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment, repeal, modification or elimination.

Section 6.7 Other Indemnification and Prepayment of Expenses. This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Section 6.8 Certain Terms. For purposes of this Article VI: (a) references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation as if its separate existence had continued; (b) references to “other enterprise” shall include employee benefit plans; (c) reference to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and (d) references to “serving at the request of the Corporation or any of its consolidated subsidiaries” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

ARTICLE VII

Miscellaneous

Section 7.1 Fiscal Year. The fiscal year of the Corporation shall be determined by resolution or resolutions of the Board of Directors.

Section 7.2 Seal. The corporate seal of the Corporation shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 7.3 Manner of Notice. Except as otherwise provided in these Bylaws or permitted by applicable law, notices to directors and stockholders shall be in writing or electronic transmission and delivered by mail, courier service or electronic mail to the directors or stockholders at their addresses appearing on the records of the Corporation.

Section 7.4 Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

Section 7.5 Form of Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, that the records so kept comply with applicable law.

Section 7.6 Amendment of Bylaws. For so long as APLD Beneficially Owns at least thirty percent (30%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, these Bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors, without the approval of the stockholders; provided, however, that at such time APLD Beneficially Owns less than thirty percent (30%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, either (i) the Board of Directors may make, alter, amend or repeal these Bylaws with the prior approval of the stockholders, or (ii) the stockholders may make, alter, amend or repeal these Bylaws with the prior approval of the Board of Directors. In addition to any affirmative vote required by or pursuant to the Articles of Incorporation, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Corporation in accordance with these Bylaws shall require the affirmative vote of the holders of at least a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class.

Section 7.7 Forum for Adjudication of Disputes.

(a) Chosen Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada (the “Nevada Court”) or the Court of Chancery of the State of Delaware (the “Court of Chancery” and together with the Nevada Court, the “Chosen Courts”) shall be the sole and exclusive forum for any and all actions, suits and proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim (each, an “Action”), provided that the Nevada Court shall be the sole and exclusive forum for any Action that constitutes an internal action (as such term is defined in Nevada Revised Statute 78.046 or any successor statute); provided, however, in the event that the Chosen Courts lack jurisdiction over such Action, the sole and exclusive forum for such Action shall be another state or federal court located within the State of Nevada or the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties named as defendants. For the avoidance of doubt, this Section 7.7(a) shall not apply to the resolution of any complaint asserting a cause of action arising under the Securities Act.

(b) Federal Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

(c) Application. Failure to enforce the foregoing provisions of this Section 7.7 would cause the Corporation irreparable harm and the Corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.7.

Adopted effective as of July 1, 2026.

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